SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 21, 2008
American Greetings Corporation
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio	44144

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 252-7300
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 20, 2008, American Greetings Corporation (“American Greetings”) entered into an agreement (the “Agreement”) with Cookie Jar Entertainment Inc. (“Cookie Jar”) providing for the sale of the Strawberry Shortcake and Care Bears properties (the “Assets”) by American Greetings to Cookie Jar. Cookie Jar will also acquire American Greetings’ rights in the Sushi Pack property. Cookie Jar will pay $195.0 million in cash at closing and will assume all ordinary course contracts and all related ordinary course obligations attendant to the Assets.
The acquisition is expected to close no later than September 30, 2008, subject to the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the satisfaction of other customary closing conditions. In the event that the acquisition does not close by September 30, 2008, American Greetings may solicit offers from third parties to purchase the Assets until March 31, 2009. During the period of time between September 30, 2008 and March 31, 2009, Cookie Jar may match any third party offer up to a pre-established threshold.
In connection with the acquisition of the Assets by Cookie Jar, Cookie Jar will grant American Greetings ten-year exclusive licensing agreements for the Assets for certain categories of social expression products that are developed, manufactured and sold in connection with American Greetings’ core social expressions business.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Greetings Corporation (Registrant)
By:	/s/ Catherine M. Kilbane
Catherine M. Kilbane,
Senior Vice President, General Counsel and Secretary
Date: July 25, 2008